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                                 Exhibit 10.1
                                 ------------
                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of May 1, 1998 (the "Effective Date"), by and between MATTHEW ORISTANO ("Employee") and PEOPLE'S CHOICE TV CORP., a Delaware corporation (the "Company").


                                   RECITALS:
                                   ---------

     A. The Company is in the business of developing, owning and operating wireless communications systems and conducting various other activities associated therewith (the "Business").

     B. The Company desires to employ Employee as Chairman and Chief Executive Officer of the Company and Employee desires to be so employed by the Company, on the terms and conditions set forth herein.

     C. The Company desires to bind Employee to certain restrictive covenants and Employee agrees to be so bound, on the terms and conditions set forth herein.


                                  AGREEMENT:
                                  ----------

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Employment Term.   Subject to the terms and conditions set forth
         ---------------
herein, including Sections 12 and 13, the Company will employ Employee and Employee will serve as Chairman and Chief Executive Officer of the Company for a two (2) year term commencing on May 1, 1998 and ending on May 1, 2000 (the "Employment Term"). At the end of the Employment Term, this Agreement shall automatically be renewed for additional one-year terms thereafter, unless either the Company or Employee shall advise the other in writing ninety days or more before the commencement of such renewal term that the Agreement is to be terminated at the end of the current term.

     2.   Employment Duties.
          -----------------

     During the Employment Term, Employee will serve as Chairman and Chief Executive Officer of the Company, subject to the terms of this Agreement and the direction and control of the Company's Board of Directors. Employee shall, during the Employment Term, perform such duties for the Company and its Subsidiaries as are customarily performed by persons serving other companies in a similar capacity (including supervising the activities of other executive officers of the Company and acting as the person to whom such officers shall directly report or indirectly report through. another executive officer designated by Employee) or as may be assigned by the Company's Board of Directors from time to time and serve the Company and its Subsidiaries faithfully, diligently and competently and to the best of his ability. Except as otherwise specifically provided herein, Employee shall devote full business time to the performance of his duties required hereby and shall refer to the Company all opportunities of which he becomes aware that relate to the Company's business. During the Employment Term, Employee shall be entitled to reside anywhere in the continental United States provided the place of his residence does not adversely effect his performance hereunder.

     3.  Compensation.  In exchange for Employee's services hereunder, the
         ------------
Company shall have the following compensation obligations, which shall be cumulative:

         (a) During the Employment Term, the Company shall pay to Employee as salary for services rendered by Employee under this Agreement $300,000 per annum, which may be (but is not required to be) increased from time to time by the Compensation Committee with the approval of a majority of the disinterested members of the Company's Board of Directors (the "Salary"). Such Salary shall be payable in arrears not less frequently than monthly, but otherwise in accordance with the Company's ordinary payment practices; and
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         (b) After the end of each fiscal year of the Company during the
Employment Term, Employee shall be eligible for an annual performance bonus (the "Bonus") up to an amount equal to 50% of the Salary, the nature and amount of which shall be determined by and in the sole discretion of the Compensation Committee, and subject to the approval of a majority of the disinterested members of the Company's Board of Directors, after reviewing Employee's performance, the Company's results of operations during and for such fiscal year and such other matters deemed appropriate by the Compensation Committee; notwithstanding anything else in this Agreement, the declaration and payment of any Bonus to Employee shall be in the sole discretion of the Company and Employee shall have no absolute right to a performance bonus in any year.

     Any payments of Salary and Bonus made hereunder shall be treated as wages for withholding and employment tax purposes. The Company shall make reasonable efforts to accommodate Employee's request for deferral of any part of Employee's compensation hereunder, including, but not limited to, the creation and funding of a rabbi trust with respect to any such compensation deferral.

     4.  Insurance.  During the Employment Term, the Company shall be entitled
         ---------
to obtain as the beneficiary "key man" or similar other life insurance on Employee in an amount that the Company shall in its discretion deem necessary. Employee shall cooperate with all requirements necessary for obtaining such insurance, including, without limitation, submitting to any tests or physicals reasonably required by the insurers in order to obtain such insurance.

     5.  Benefits.
         --------

         (a) Employee shall be entitled during the Employment Term to participate in such employee benefit plans and programs, including, without limitation, the Company's current automobile allowance program, life insurance program which provides Employee with life insurance coverage in an amount equal to three times his Salary and health insurance plans, as are maintained from time to time for employees of the Company to the extent that his position, tenure, compensation, age, health and other qualifications make him eligible to participate (provided, that, notwithstanding cost issues, the Company shall provide Employee with a minimum of $750,000 of life insurance coverage (the "Mandatory Coverage"). Except for the Mandatory Coverage, the Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Employee's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

         (b) During the Employment Term, Employee shall be entitled to four (4) weeks of paid vacation for each full twelve (12) month period during the Employment Term, to be taken at times mutually acceptable to Employee and the Company; accumulated and unused vacation time may not be carried beyond such twelve (12) month period. Employee shall also be entitled to such paid holidays as are observed by the Company from time to time.

     6.  Reimbursement of Expenses; Indemnification.   Employee shall be
         ------------------------------------------
entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Employee incurs in connection with performing his duties under this Agreement, including reasonable travel, meal and home relocation expenses. The reimbursement of all such expenses shall be subject to the Company's policies regarding business expenses as in effect from time to time. To the full extent permitted by applicable law, Employee also shall be entitled to the indemnification and other rights available to officers of the Company pursuant to Article Ninth of the Company's Certificate of Incorporation dated April 22, 1993.

     7.  Restrictive Covenants.   Employee acknowledges and agrees that (i)
         ---------------------
through his position as an employee of the Company, he will learn valuable trade secrets and other proprietary information relating to the business, (ii) Employee's services to the Company are unique in nature, and (iii) the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement and in consideration of his employment hereunder, Employee agrees that until the Termination Date (as defined herein) and, with respect to all other areas in the United States where the Company has or proposes to commence business activities as of the

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Termination Date, for an additional twenty-four (24) months thereafter (such periods being collectively referred to herein as the "Restricted Period"), neither Employee nor any Affiliate of Employee (as defined below), shall, directly or indirectly, either for himself or for any other person or entity:

         (a) engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or otherwise), or permit his name to be used by or render services for, any person or entity engaged in a Competing Business (as hereinafter defined); provided, however, that nothing in this Agreement shall prevent Employee from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a Competing Business which is publicly traded on any recognized national securities market;

         (b) take any action which might divert from the Company or an Affiliate of the Company any business which is within the scope of the Company's or such Affiliate's then business, including but not limited to the wireless video or data communications business;

         (c) solicit or attempt to solicit (i) any then subscriber or other customer of the Company with whom the Employee had contact and/or knowledge as of the Termination Date to purchase Competing Services from any person or entity (other than the Company) or (ii) any then subscriber, customer, supplier, licensor, licensee or other business relation of the Company with whom the Employee had contact and/or knowledge as of the Termination Date to cease doing business with the Company; or

         (d) solicit or hire any director, officer, employee or agent of the Company or any Affiliate of the Company to perform services for any entity other than the Company and its Affiliates.

As used herein, the following terms shall have the meanings set forth below:

     "Competing Business" means any company or person engaged in, or planning to engage in, the business of providing pay or subscription television services (whether through hard-wire, wireless or other transmissions), high speed internet access, or other wireless data communications services to any customer.

     "Competing Services" means products and services provided to customers or subscribers of a Competing Business.

     "Termination Date" means the date of termination in the case of a termination of employment pursuant to Section. 12(a) or (c) hereof, the date the Severance Period ends in the case or a termination of employment pursuant to
Section 12(b) hereof, the date the payment of Salary and Benefits is to cease in the case of a termination of employment pursuant to Section 13(a) and (b), the date the payment of Salary and benefits is to cease in the case of a termination of the employment relationship pursuant to Section 13(c), and the date the Employment Term ends in the case there is no termination of employment prior thereto.

     8.  Disclosure of Confidential Information.  Employee recognizes that he
         --------------------------------------
possesses or as a result of his employment by the Company will gain possession of Confidential Information (as defined below). Accordingly, as an inducement for the Company to enter into this Agreement and in consideration of Employee's employment, Employee agrees that:

         (a) For the longest period permitted by law from the date of this Agreement, Employee and each Affiliate of Employee shall hold in strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or intentionally or negligently disclose, in a manner which could be harmful to the Company, to any person, firm or corporation except the Company, an Affiliate of the Company or employees of the Company or an Affiliate of the Company any Confidential Information (as defined below). For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information, relating to the creation and marketing by the Company of products and services, from time to time, which at the time or times

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concerned is protectible as a trade secret under applicable law, and which has been or is from time to time learned by, disclosed to or known by Employee including, without limitation, the following especially sensitive types of information relating to the creation and marketing of products and services of the Company:

              (i)   product development and marketing plans and strategies;

              (ii)  budgetary and financial information;

              (iii) business development or launch plans for new or existing systems or services;

              (iv) information concerning contractual relationships by and among the Company, its vendors, licensors, program suppliers, employees or subscribers or other customers; and

              (v) information concerning the character and scope of business or personal relationships between employees, directors, and consultants of the Company.

     As used herein, an "Affiliate" shall mean and include any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. "Control" means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise;

         (b) Employee and each Affiliate of Employee (and if deceased, his legal representative, who shall be the person set forth as such in Section 14(a) until written notice of a successor is delivered to the Company (the "Representative") shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information, it being agreed by Employee on behalf of himself and his heirs, successors and assigns that the Company shall be entitled to rely on any action taken by Employee or the representative in connection with this paragraph (b); and

         (c) At the request of the Company made at any time or from time to time hereafter, Employee and each Affiliate of Employee (and if deceased, the Representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or its representatives in any controversy or legal proceedings involving the Company, its Affiliates or its representatives with respect to any Confidential Information, provided that the Company shall promptly reimburse Employee and each Affiliate thereof for his reasonable costs incurred in connection with the foregoing, including but not limited to the reasonable costs and expenses of legal counsel retained by Employee.

     9.  Inventions.   Employee acknowledges that in his capacity as an
         ----------
employee of the Company, he may be involved in (i) the conception or making of improvements, discoveries, inventions or the like (whether patentable or unpatentable and whether or not reduced to practice), (ii) the authorship of copyrightable works, or (iii) the development of trade secrets relating to the Business. Employee acknowledges that all such intellectual property is the exclusive property of the Company. Employee hereby waives any rights he may have in or to such intellectual property, and Employee hereby assigns to the Company all right, title and interest in and to such intellectual property. At the Company's request and at no expense to Employee, Employee shall execute and deliver all such papers, including, without limitation, any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as the Company may reasonably request, in order to enable the Company to secure and exercise its rights to such intellectual property.

     10. Specific Performance.  Employee agrees that any violation by him of
         --------------------
Sections 7, 8 or 9 of this Agreement, as applicable, would be hiqhly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if he violates any provision of Sections 7, 8 or 9 of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in

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order to enforce, or prevent any continuing violation of, the provisions of such
Section. In the event Employee breaches a covenant contained in this Agreement, the Restricted Period applicable to Employee with respect to such breached covenant shall be extended for the period of such breach.

     11. Enforcement  Employee acknowledges that the territorial, time and
         -----------
scope limitations set for in Section 7 and 8, as applicable, are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

     12. Termination: Severance.
         ----------------------

         (a) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Employee's employment with the Company may be terminated at any time by a majority of the disinterested members of the Company's Board of Directors for "cause", which shall include (i) Employee's conviction for, or plea of nolo contendere to, a felony, (ii) Employee's commission of an act involving self-dealing, fraud or personal profit materially injurious to the Company, (iii) Employee's commission of an act of willful misconduct or gross negligence in the conduct of his duties hereunder, (iv) habitual absenteeism or tardiness on the part of Employee, (v) Employee's breach or violation of any material internal policies or rules of the Company, including those rules adopted by the Company concerning the purchase and sale of the Company's common stock or other securities by employees of the Company, and
(vi) Employee's breach of any material provision of this Agreement. Any termination by the Company under this Section l2(a) shall be in writing and shall set forth the reason for such termination. In the event of termination under this Section 12(a), the Company's obligations under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or benefits under this Agreement, including, without limitation, any unearned or unpaid Bonus, except that Employee shall be entitled to his Salary (under
Section 3(a)) and benefits (under Section 5) for services already performed as of the date of termination of this Agreement. Without limitation, termination of Employee pursuant to this Section 12(a) shall not relieve Employee of his obligations under Sections 7, 8 or 9 hereof.

         (b) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Employee's employment with the Company may be terminated at any time for any reason or no reason by a majority of the disinterested members (including Victor Oristano, who for purposes of this Section 12(b) shall be considered to be "disinterested") of the Company's Board of Directors without cause, provided that in the event of such a termination, Employee shall be entitled to severance as follows: continuation of his Salary (under Section 3(a)) and benefits (under Section 5) through the remainder of the Employment Term (the "Severance Period"), provided that any such amount for salary or benefit continuation shall be reduced by any amount received or earned by Employee during the Severance Period pursuant to any employment, consulting or similar other relationship between Employee and any other person (excluding income that Employee derives from any company organized by Employee or a relative of Employee). Notwithstanding the foregoing, in no case shall the Severance Period be less than one year. Except as otherwise specifically provided above, the Company's obligations under this Agreement shall cease upon termination and Employee shall forfeit all rights to receive any other compensation or benefits under this Agreement. Without limitation, a termination of Employee pursuant to this Section 12(b) shall not relieve Employee of his obligations under Sections 7, 8 or 9 hereof and Employee is further obligated during the Severance Period to promptly notify Company of any employment, consulting or other relationship that might result in the reduction of any salary or benefit continuation payments hereunder and to provide to Company all documents reasonably requested by it relating thereto. A material reduction by the Company of Employee's authority and responsibilities hereunder or a material demotion of the position of Employee within the Company, unless made with Employee's consent or pursuant to Section 12(a) hereof, shall constitute a constructive termination under this Section 12(b) and shall entitle Employee to the above described severance. Any termination by the Company under this Section 12(b) shall be in writing.

         (c) Unless sooner terminated by the Company, Employee shall be obligated to fulfill the duties established hereby for the full Employment Term. In the event Employee refuses or fails to do so, the

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Company's obligations under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or benefits under this Agreement, including, without limitation, any unearned performance bonus, except that Employee shall be entitled to his Salary (under Section 3(a)) and benefits (under Section 5) for services already performed through the date of such refusal or failure to perform by Employee. Without limitation, termination by Employee pursuant to this Section 12(c) shall not relieve Employee of his obligations under this Agreement, including Sections 7, 8 and 9 hereof, and Company shall be entitled to pursue all remedies available under law or equity for breach of this Agreement by Employee.

     13. Death or Disability.
         -------------------

         (a) If Employee becomes permanently disabled (determined as provided below) during the Employment Term, his employment may terminate at the election of the Company as of the date such permanent disability is determined. Employee shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with the Company and is not expected to recover from his disability within a period of six (6) months from the commencement of the disability. If at any time Employee claims or is claimed by the Company to be permanently disabled, a physician acceptable to both Employee, or the Representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine Employee. Employee shall cooperate fully with the physician. If the physician determines that Employee is permanently disabled, the physician shall deliver to the Company a certificate certifying both that Employee is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

         (b) In the event of the permanent disability of Employee, Employee shall be entitled to his Salary (under Section 3(a)) and benefits (under Section
5) for services performed through the date of his permanent disability and shall also be entitled to his Salary (under Section 3(a)) and benefits (under Section
5) through the period ending two (2) years after the date of Employee's permanent disability; provided, however, that any such amounts for Salary continuation, at the option of the Company, may be reduced by any amount received by Employee under any permanent disability insurance policy or other benefit program such as Social Security. Without limitation, termination of Employee pursuant to this Section 13 as a result of Employee's permanent disability shall not relieve Employee o(Pounds) his obligations under Sections 7, 8 or 9 hereof.

         (c) In the event of the death of Employee, Employee's estate or heirs shall be entitled to his Salary (under Section 3(a)) and benefits (under Section
5) for services performed through the date of his death and shall also be entitled to his Salary (under Section 3(a)) and benefits (under Section 5) through the period ending two (2) years after the date of his death.

     14. Miscellaneous.
         -------------

         (a) All notices hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three
(3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

If to Employee:

Matthew Oristano
c/o People's Choice TV Corp.
Two Corporate Dr., Suite 249
Shelton, CT  06484

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If to the Representative:

Victor Oristano
110 North Beach Road
Hobe Sound, Florida 33455

If to the Company:

People's Choice TV Corp.
Two Corporate Dr., Suite 249
Shelton, CT  06484
Attention: Board of Directors

and/or at such other addresses and/or to such other addressees as may be designated by notice given in accordance with the provisions hereof.

         (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto.

         (c) This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof. Employee and the Company are parties to a Severance Agreement dated May 1, 1998 (the "Severance Agreement"). In the case of a conflict between the terms of this Agreement and the Severance Agreement, then the provisions of the agreement providing the maximum benefit to Employee shall be controlling.

         (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed any all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

         (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be considered invalid or unenforceable by any court of competent jurisdiction and such provision is not subject to revision pursuant to Section 11, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity, including but not limited to statutory rights provided pursuant to legislation involving the protection of trade secrets.

         (f) The section or paragraph headings or titles hereinbefore for convenience of reference only and shall not be deemed a part of this Agreement.

         (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.

         (h) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Connecticut applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Employee hereby expressly submits and consents in advance to the jurisdiction of the federal and state courts of the State of Connecticut for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    PEOPLE'S CHOICE TV CORP.


                                    By:_________________________________________
                                       Charles F. Schwartz/Senior Vice President


                                    MATTHEW ORISTANO


                                    _____________________________________
                                    Signature

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